Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com

December 4, 2024

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Re: Registration Statement on Form S-3

We have acted as special counsel to First Foundation Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling securityholders identified in the Registration Statement (the “Selling Stockholders”) of up to 70,258,815 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) consisting of (a) 21,766,815 shares of Common Stock (the “Outstanding Shares”) that are issued and outstanding, which include 12,010,000 shares of Common Stock that were issued upon the conversion of shares of Series B Noncumulative Convertible Preferred Stock, par value $0.001 per share, (b) up to 28,421,000 shares of Common Stock (the “Conversion Shares”) that may be issued to the Selling Stockholders upon the conversion of shares of Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and up to 20,071,000 shares of Common Stock (the “Warrant Shares”) underlying net-settled warrants (the “Warrants”) which are exercisable into shares of Series C Non-Voting Common Equivalent Stock, par value $0.001 per share (the “Series C NVCE Stock”), which are in turn convertible into shares of Common Stock.

In our capacity as the Company’s special counsel and as a basis for the opinions hereinafter expressed, we have examined the Registration Statement and such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinion set forth herein. In rendering this opinion, we have assumed, with your permission and without independent verification or inquiry, (i) the genuineness of all signatures on all documents, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the authentic originals of all documents submitted to us as copies, (iv) the legal capacity of all natural persons, (v) that the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer, issuance and sale of the securities thereunder) and (vi) that any applicable prospectus or prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

December 4, 2024

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Conversion Shares and the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the Delaware General Corporation Law), assuming there shall not have been any change in such laws affecting the validity or enforceability of such Conversion Shares and Warrant Shares and (3) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Outstanding Shares have been validly issued and are fully paid and nonassessable; (2) the Conversion Shares have been duly authorized and, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Conversion Shares so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due issuance and delivery of the Conversion Shares in accordance with the provisions of the Company’s organizational documents and the Delaware General Corporation Law, the Conversion Shares will be validly issued, fully paid and nonassessable; and (3) with respect to the Warrant Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Warrant Shares so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due issuance and delivery of the Warrant Shares upon conversion of the underlying shares of Series C NVCE Stock and payment in accordance with the provisions of the Warrant, the Company’s organizational documents and the Delaware General Corporation Law, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and its based upon currently existing statutes, rules, regulations, judicial decisions, facts and circumstances, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

December 4, 2024

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP